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                                                                      EXHIBIT 23

                        CONSENT OF KPMG PEAT MARWICK LLP

     We consent to the use of our reports included herein dated July 7, 1995 relating to the consolidated balance sheets of The Hillhaven Corporation and subsidiaries as of May 31, 1995 and 1994, and the related consolidated statements of income, cash flows, and stockholders' equity for each of the years in the three-year period ended May 31, 1995 and our report dated July 14, 1995 relating to the supplemental consolidated balance sheets of The Hillhaven Corporation and subsidiaries as of May 31, 1995 and 1994, and the related supplemental consolidated statements of income, cash flows, and stockholders' equity for each of the years in the three-year period ended May 31, 1995, which reports appear in the Form 8-K of Vencor, Inc. dated September 1, 1995.

     Our reports refer to a change in the method of accounting for income taxes effective June 1, 1992.

LOGO
Seattle, Washington

September 1, 1995